SEC FILE NUMBER
                                                                          0-6664
FORM 12b-25          U.S. SECURITIES AND EXCHANGE COMMISSION        CUSIP NUMBER
                             WASHINGTON, D.C. 20549                    482724200


                           NOTIFICATION OF LATE FILING


                                   (Check One)

      ___X___ From 10-K ______ Form 11-K ______ Form 20-F ______ Form 10-Q



                         For Period Ended: June 30, 1997

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:________________
________________________________________________________________________________

PART I - REGISTRANT INFORMATION
________________________________________________________________________________

Full Name Of Registrant
         K-tel International, Inc.

Former Name If Applicable
________________________________________________________________________________

Address of Principal Executive Office (Street and Number)
         2605 Fernbrook Lane North
________________________________________________________________________________

City, State and Zip Code
         Minneapolis, Minnesota  55447-4736
________________________________________________________________________________

PART II - RULES 12b-25 (b) AND (C)
________________________________________________________________________________

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(b), the following should be completed. (Check box if appropriate)

         (a)      The reasons described in reasonable detail in Part III on this form could not be eliminated without unreasonable effort or
   ___            expense;
  |   |
  | X |  (b)      The Subject annual report/portion thereof will be filed on or
  |___|           before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________________________

PART III - NARRATIVE
________________________________________________________________________________

         State below in reasonable detail the reasons why the Form 10-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

         Financial information from material foreign subsidiaries for the year ended June 30, 1997 were not received in sufficient time to consolidate the financial results of the Company and file the 10-K by the prescribed date.

         (Attached Extra Sheets if Needed)

________________________________________________________________________________

PART IV - OTHER INFORMATION
________________________________________________________________________________

         (1) Name and telephone number of person to contact in regard to this notification

                  Mark Dixon            612               559-6820
                --------------      ----------        ------------------
                   (NAME)           (AREA CODE)       (TELEPHONE NUMBER)
________________________________________________________________________________

         (2)      Have all other periodic reports
                  required (under Section 13 or 15(d)
                  of the Securities Exchange Act of
                  1934) during the preceding 12             __X__ YES   _____ NO
                  months (or for such shorter period
                  that the registrant was required
                  to files such reports) been filed?
                  If answer is no, identify report(s)
________________________________________________________________________________

         (3)      Is it anticipated that any significant
                  change in results of operations from
                  the corresponding period for the last
                  fiscal year will be reflected by the
                  earnings statements to be included in
                  the subject report or portion thereof?

                  If so, attach an explanation of the       __X__ YES   _____ NO
                  anticipated change, both narratively
                  and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

--------------------------------------------------------------------------------

                            K-tel International, Inc.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                  has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                  Date  September 29, 1997                  By  /s/ Mark Dixon
                        -----------------------------           --------------

                                    ATTENTION

                  Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)